Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-17331 on Form S-8 pertaining to the Broadway Financial Corporation Stock Option Plan for Outside Directors and the Broadway Financial Corporation Long Term Incentive Plan, Registration Statement No. 333-102138 on Form S-8 pertaining to the Broadway Financial Corporation Long Term Incentive Plan, and Registration Statement No. 333-163150 on Form S-8 pertaining to the Broadway Financial Corporation 2008 Long-Term Incentive Plan of our report dated April 1, 2013 relating to the consolidated financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sacramento, California
April 1, 2013